UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

Calithera Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36644	27-2366329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Blvd. Suite 200 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In March 2015, Calithera Biosciences, Inc. (“Calithera”) entered into a License and Research agreement (the “License Agreement”) with High Point Pharmaceuticals, LLC (“HPP”) and TransTech Pharma LLC (“TransTech”, and collectively with HPP, “High Point”), under which Calithera obtained an exclusive, worldwide license to develop and commercialize High Point’s hexokinase II inhibitors.

Under the terms of the License Agreement, Calithera will pay HPP an initial license fee of $600,000, and potential development and regulatory milestone payments totaling up to $30.5 million for the first licensed product. HPP is eligible for an additional $77.0 million in potential sales-based milestones, as well as royalty payments, at mid-single digit royalty rates, based on tiered sales of the first commercialized licensed product. In addition, Calithera will fund up to $1.1 million during the first 12 months of the License Agreement for the costs associated with up to four full-time employees for High Point to develop additional hexokinase inhibitors. If Calithera develops additional licensed products, after achieving regulatory approval of the first licensed product, Calithera would owe additional regulatory milestone payments and additional royalty payments based on sales of such additional licensed products. The License Agreement will not impact Calithera’s ability to fund its operating expenses and capital expenditure requirements for at least the next twelve months.

Except for the research program funded by Calithera at High Point, Calithera will be responsible for the worldwide development and commercialization of the licensed products, at its cost, is required to use commercially reasonable efforts with respect to such development and commercialization activities, and must meet certain specified diligence obligations. Calithera holds the first right to prosecute and to enforce all licensed patents under the License Agreement throughout the world, and HPP will retain certain step-in enforcement rights.

The License Agreement, unless terminated earlier, will continue on a product-by-product and country-by-country basis until expiration of the royalty obligations Calithera owes to HPP on such product in such country. HPP may terminate the License Agreement early if Calithera materially breaches the agreement and does not cure such breach in a specified notice period or upon Calithera’s insolvency. Calithera may terminate the License Agreement for HPP’s uncured material breach or insolvency, or at will for any or no reason.

The foregoing description of the terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to Calithera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. Calithera intends to request confidential treatment for certain terms of the License Agreement, which will be filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Calithera Biosciences, Inc.

Dated: March 5, 2015

	By:	/s/ Susan M. Molineaux
Susan M. Molineaux, Ph.D.
President and Chief Executive Officer